Exhibit 10.8

FORM OF AGREEMENT UNDER NACCO INDUSTRIES, INC.
SUPPLEMENTAL EXECUTIVE LONG-TERM INCENTIVE BONUS PLAN

NACCO Industries, Inc.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4017
Attention: Secretary

Re:	20__ Grants of Award Shares under Supplemental Executive Long-Term Incentive Bonus Plan

The undersigned is an employee of NACCO Industries, Inc. (the “Company”) or one of its wholly-owned subsidiaries (together with the Company, the “Employers”) to whom grants of an award (the “Award”) consisting of [insert number] fully paid and nonassessable shares (the “Award Shares”) of Class A Common Stock, par value $1.00 per share, of the Company (“Class A Common”) were made on ______ __, 20__ by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to the NACCO Industries, Inc. Supplemental Executive Long-Term Incentive Bonus Plan (the “Plan”). I hereby accept the Award and acknowledge to and agree with the Company as follows:

1. Award. I acknowledge that the Committee has granted the Award to me subject to the terms of the Plan for the January 1, 20__ through December 31, 20__ Award Term, the terms of the resolutions of the Committee pursuant to which the Award was made and the terms of this Agreement, and I hereby acknowledge receipt of stock certificate numbered [number] for [number] shares of Class A Common representing the Award Shares.

2. Restrictions on Transfer. I represent and covenant that, other than a Transfer (as defined below) (a) by will or the laws of descent and distribution, (b) pursuant to a domestic relations order meeting the definition of a qualified domestic relations order under Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended (“QDRO”), (c) to a trust (a “Trust”) for my benefit or the benefit of my spouse, my children or my grandchildren (provided that Award Shares transferred to such a Trust shall continue to remain subject to the transfer restrictions hereinafter set forth) or (d) as otherwise permitted under the Plan with the consent of the Committee, the Award Shares shall be non-transferable and I shall not make (or attempt to make) any sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance of the Award Shares (collectively, a “Transfer”).

3. Lapse of Restrictions. I acknowledge that the transfer restrictions on the Award Shares set forth in paragraph 2 above shall lapse for all purposes and shall be of no further force or effect upon the earliest to occur of: (a) December 31, 20__; (b) the date of my death or permanent disability; (c) five years after retirement in accordance with the terms of The Combined Defined Benefit Plan of NACCO Industries, Inc. and Its Subsidiaries (or, if I am not a member of such plan, five years after my termination of employment with the Employers after reaching age 60 with at least 15 years of service with the Employers) (or earlier with the approval of the Committee); (d) an extraordinary release of transfer restrictions as described in paragraph 3A below; (e) the Transfer of Award Shares pursuant to a QDRO, but only as to the shares so transferred; and (f) a lapse of transfer restrictions as determined by the Committee in its sole and absolute discretion. As notice of such transfer restrictions, I acknowledge that there is affixed to each stock certificate representing Award Shares the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE NACCO INDUSTRIES, INC. SUPPLEMENTAL EXECUTIVE LONG-TERM INCENTIVE BONUS PLAN (“PLAN”). SUCH RESTRICTIONS ON TRANSFER UNDER THE PLAN SHALL LAPSE FOR ALL PURPOSES AND SHALL BE OF NO FURTHER

FORCE OR EFFECT AFTER DECEMBER 31, 20__, OR SUCH EARLIER TIME AS PROVIDED IN THE PLAN.

3A. Extraordinary Release of Transfer Restrictions.

(i)
A Participant may request in writing that a member of the Committee authorize the lapse of restrictions on Transfer of such Award Shares if the Participant desires to dispose of such Award Shares for (A) the purchase of a principal residence for the Participant, (B) payment of medical expenses for the Participant, his spouse or his dependents, (C) payment of expenses for the education of the Participant, his spouse or his dependents for the next 18 months or (D) any other extraordinary reason which the Committee has previously approved in writing. The Committee shall have the sole power to grant or deny any such request. Upon the granting of any such request, the Company shall cause the release of restrictions pursuant to paragraph 3 of such number of Award Shares as the Committee shall authorize.

(ii)
A Participant who is employed by the Employers may request such a release at any time following the third anniversary of the date the Award Shares were issued; provided that the restrictions on no more than 20% of such Award Shares may be released pursuant to this paragraph 3A. A Participant who is no longer employed by the Employers may request such a release at any time following the second anniversary of the date the Award Shares were issued; provided that the restrictions on no more than 35% of such Award Shares may be released pursuant to this paragraph 3A.

4. Obligations. I agree that each Trust and I shall fulfill the obligations imposed with respect to Award Shares by the Plan and this Agreement.

5. Rights. I understand that, subject to the transfer restrictions set forth herein, I shall have all of the rights of a holder of Class A Common with respect to the Award Shares, including the right to vote such shares, to receive any dividends paid thereon and to participate in any of the matters described in clauses (a) and (c) of Section 7 of the Plan. Any securities that I receive in respect to Award Shares in connection with any of such matters shall be deemed to be Award Shares, and shall be subject to the transfer restrictions set forth herein to the same extent and for the same period as if such securities were the original Award Shares with respect to which they were issued (unless such restrictions are modified or eliminated by the Committee).

6. Surrender of Certificates. I understand that: (a) in the case of a Transfer under clause (a) or (b) of paragraph 2 above, on surrender to the Company by my successor or successors in interest to the Award Shares of the appropriate certificate or certificates reflecting the Award Shares, or (b) on surrender to the Company (or its delegate) of the appropriate certificate or certificates reflecting Award Shares with respect to which the transfer restrictions have otherwise lapsed in accordance with paragraph 3 or 3A above, the Company shall cause a new certificate or certificates to be issued without any legend referring to such restrictions.

7. Withholding. In order that the applicable Employer may satisfy its withholding obligations with respect to the compensation income resulting from the grant of any Award Shares, I authorize and direct the applicable Employer to withhold from any amounts otherwise payable to me such amounts of taxes with respect to the income attributable to such shares and at such time or times as may be required to be withheld, including, without limitation, taxes required to be withheld by reason of the compensation required to be reported for Federal income and employment tax purposes by me, all as determined in good faith in the sole judgment of the applicable Employer. If there are no such amounts otherwise payable to me, or if such amounts are insufficient, I will reimburse or indemnify the applicable Employer or make provision satisfactory to the Board of Directors or the Committee (or to any officer authorized for that purpose by the Board of Directors or the Committee) to reimburse or indemnify the applicable Employer for such amounts of taxes at such time and from time to time, as the applicable Employer may make demand for such reimbursement or indemnity. If and to the extent that in the sole judgment of the Board of Directors or the Committee (or any officer authorized for that purpose by the Board of Directors or the Committee) it appears advisable to do so, in order to enforce the Company’s rights under the Plan and this Agreement, the Company shall not issue or cause to be issued to me (or to my successor in interest), any new stock certificate without any legend referring to the transfer restrictions with respect to the Award Shares as to which such restrictions have lapsed, unless and until such amounts of taxes have been withheld from amounts otherwise payable to me (or any of my successors in interest), or I (or such successor in interest) reimburse or indemnify the applicable Employer for such amounts of such taxes or make other provisions for reimbursement or indemnification to the applicable Employer of such taxes, satisfactory in the sole judgment of the Board or the Committee (or such officer) exercised in good faith.

8. No Right to Employment. I acknowledge that the grant of Award Shares to me does not in any way entitle me to continued employment with the Employers and does not limit or restrict any right that the Employers otherwise may have to terminate my employment.

[name]

ACCEPTED _________________________, 20__
NACCO INDUSTRIES, INC.

By:
[name and title]

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